CONTACT:	S. Leslie Jewett (714) 751-7551; (800) 496-4640 ljewett@amplicon.com ljewett@CalFirstBancorp.com
AMPLICON REORGANIZES AS BANK HOLDING COMPANY LAUNCHES CALIFORNIA FIRST NATIONAL BANK

SANTA ANA, CALIFORNIA, May 23, 2001 -- Amplicon, Inc. (NASDAQ: AMPI) ("Amplicon") announced today that it reorganized into a holding company form of organizational structure. As a result of the reorganization, a new parent company, California First National Bancorp, a California corporation ("CalFirst Bancorp"), owns 100% of Amplicon, the previous publicly held company. Stockholders of Amplicon have automatically become stockholders of CalFirst Bancorp. In addition, today CalFirst Bancorp purchased 100% of the common stock of California First National Bank ("CalFirst Bank" or "Bank"), and with the investment of $20 million by CalFirst Bancorp, CalFirst Bank started operations as an FDIC-insured national bank.

The new holding company structure will allow CalFirst Bancorp to manage its entire organization, which now includes a new bank, more effectively. The reorganization was structured in a manner under California law that did not require action by Amplicon's stockholders, whose rights, privileges and interests will remain the same with respect to CalFirst Bancorp. Existing certificates representing shares of Amplicon's common stock serve as evidence of ownership of the same number of shares of common stock of CalFirst Bancorp; an exchange of certificates is not required. The change to the holding company structure is tax free to Amplicon's stockholders. The by-laws, executive officers, board of directors and transfer agent of CalFirst Bancorp are the same as those of Amplicon. CalFirst Bancorp's common stock will trade on the NASDAQ under the new ticker symbol, "CFNB." Trading under the new symbol "CFNB" is expected to commence on Thursday, May 24, 2001.

Mr. Paddon, Chairman and Chief Executive Officer of the new bank holding company, commented "This is an important day for our company. We have invested significant resources in the organization of CalFirst Bank, which will broaden the financial services offered by the overall organization. We believe we have assembled an impressive group of professionals to manage the Bank. Colin M. Forkner, Chief Executive Officer of the Bank, has 30 years of commercial banking experience and has held senior executive management positions with Security Pacific Corporation, Bank of California and Northern Trust Bank of California. The Board of Directors of CalFirst Bank includes Danilo Cacciamatta, President of Cacciamatta Accountancy Corporation, an Orange County auditing firm; Robert W. Kelley, who has 30 years of experience with The Office of the Comptroller of the Currency, the Bank's primary regulator; Harris Ravine, a Partner with Telecom Partners, a venture capital group, and also a member of CalFirst Bancorp's Board of Directors; and S. Leslie Jewett, Chief Financial Officer of CalFirst Bancorp."

Elaborating on the new Bank's unique business model, Mr. Forkner commented, "CalFirst Bank will gather deposits using the Internet, telephone and direct mail from a centralized location and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of capital assets that will be leased by third parties. Teaming this new bank with an established national leasing organization provides enviable access to quality earning assets."

Based in Orange County, California, CalFirst Bancorp is a bank holding company with two primary subsidiaries. Amplicon leases high technology capital assets nationwide utilizing an innovative sales management organization that delivers cost effective leasing alternatives to meet customer needs.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to Amplicon's 2000 Annual Report on Form 10K, the fiscal 2001 quarterly reports on Form 10Q and other periodic filings made with the Securities and Exchange Commission.